Exhibit 99.1

4Front Ventures Reports Third Quarter 2023 Financial Results

Ceased California operations and associated cash burn with profitability improvements expected immediately

Grew Illinois wholesale revenue by 178% year-over-year and 40% sequentially

On target for yearend launch of ~250,000 sq ft flagship facility in Matteson, IL

Ongoing retail network expansion in Illinois: secured funding and strategic storefront locations, on track to have five operational stores by fall 2024 and targeting the maximum allowable number of stores in the state

PHOENIX, Ariz., Nov. 20, 2023 /CNW/ - 4Front Ventures Corp. (CSE: FFNT) (OTCQX: FFNTF) ("4Front" or the "Company"), a vertically integrated, multi-state cannabis operator and retailer, today announced its financial results for the third quarter ended September 30, 2023 ("Q3 2023"). All financial information is presented in U.S. dollars unless otherwise indicated.

Q3 2023 Highlights

  Systemwide Pro Forma Revenue from continuing operations of $28.0 million
  GAAP revenue from continuing operations of $23.0 million
  Adjusted EBITDA of $3.5 million
  Wholesale revenue in Illinois grew by 40% sequentially and 178% year-over-year
  Positive operating cash flow across footprint of Illinois, Massachusetts, and Washington
*Systemwide Pro Forma Revenue and Adjusted EBITDA are non-GAAP measures. See "Note Regarding Non-GAAP Measures, Reconciliation, and Discussion."

Management Commentary

"The third quarter marked the beginning of a transitional period for our business, which we firmly believe will positively impact our future performance and the long-term success of 4Front," said Leo Gontmakher, Chief Executive Officer of 4Front. "The strategic realignment of our state footprint was crucial to mitigate the continued losses and challenges we experienced from the demanding California market. With the drag on our profitability now behind us, we can place greater focus on our core markets of Illinois, Massachusetts, and Washington, where we are generating positive operating cash flow and anticipate the most promising growth opportunities."

"In Illinois, our wholesale revenue nearly tripled year-over-year and grew by a robust 40% over the quarter, underscoring the demand for our wider variety of products and brands and our deepening presence as a trusted supplier in the state. Complementing our operational footprint, our flagship facility in Matteson, IL is on track to power up by the end of the year, following the implementation of best-in-class, automated production equipment relocated from our closed facility in California. Additionally, we are actively advancing our retail expansion strategy with secured funding to support our efforts. We are on track to have a total of five operational stores in Illinois by fall 2024, starting with the first new store in Q1 and planning to inaugurate an additional store roughly every two months thereafter. Locations for two of the three additional stores have already been selected for build-out."

"Despite a challenging operating environment in Massachusetts over the summer, partially due to liquidation sales near two of our store locations, our brands remain both popular and profitable, particularly with Island flower and pre-roll sales growing sequentially by nearly 30%. In Washington, enhanced flower quality and brand refreshments have doubled our sales, marking a significant milestone with our first million-dollar flower month since 2021. Our targeted marketing efforts are beginning to show results across our footprint, with our top-selling brands of Island, Crystal Clear, and Legends increasing in both revenue and market share in various regions, following continued innovative launches and quality upgrades throughout our portfolio."

"Looking ahead, we are confident that the significant and necessary operational changes that we have made will help drive our underlying strategy of generating sustainable growth in the near term. By adhering to strict financial discipline and pursuing our targeted expansion plans, we anticipate the Illinois opportunity to be a pivotal factor in our growth, expecting it to potentially double the size of our Company. We are dedicated to leveraging this opportunity to expand our reach and solidify our position in the market."

Q3 2023 and Recent Operational Highlights

  Renewed focus on core, profitable markets of Illinois, Massachusetts, and Washington, and ceased operations in the California market. This strategic pivot was driven by challenges encountered in the California market, including insufficient regulation of illicit operations, legislative obstacles, unstable wholesale prices, an oversaturation of stores competing for scarce customer traffic, pricing pressures, and limited financing opportunities. These hurdles impeded expected investment returns, and by exiting the California market, the Company anticipates an immediate enhancement in profitability.
  Achieved strong wholesale revenue growth in Illinois with a sequential increase of 40% and 178% year-over-year, solidifying 4Front's growing position as a preferred supplier to leading third-party retailers in the state.
  Expanded revenue and market share for three of 4Front's top-selling brands across various product formats, including Crystal Clear, Island Cannabis Co. ("Island"), and Legends.  Sequentially, sales of Island's premium flower and pre-rolls grew by a robust ~64% in Illinois and ~28% in Massachusetts. Legends value flower sales increased by close to ~70% in Washington and ~43% in Illinois, and Crystal Clear vapes and concentrates revenue grew by ~24% in Illinois.
  Broadened Illinois offering with the expansion of flagship brand Island's product line, following continued strong performance in the state. The extended lineup featured a new 7g size of Island's premium flower, in addition Classic Single Strain 1g Pre-Rolls in four distinct strains, including Garlic Z, Banana Puddintain, Grease Monkey, and Duct Tape. The new products are now available at 4Front's Mission dispensaries in Calumet City and South Chicago, as well as partner dispensaries throughout the state.
  On target to power up operations at 4Front's cultivation and production facility in Matteson, IL (the "Matteson Facility") by yearend, complementing the Company's existing presence, capabilities, and leadership in the state with an additional ~250,000 square feet combined of both flowering canopy and manufacturing space. Further, 4Front has successfully reallocated various resources from its now-closed facility in Commerce, CA, such as its best-in-class automated production equipment, providing the Matteson Facility with additional advanced processing technologies and capabilities.
  Secured US$10 million credit facility with ALT Debt II to drive retail expansion strategy in Illinois, putting the Company on target to have five operational dispensaries in Illinois by fall 2024. The Company's first additional store is scheduled to open in the first quarter, followed by subsequent openings of additional stores at intervals of approximately every two months. Locations for two of the three additional stores have already been selected for build-out and will be strategically located in high visibility, heavy traffic areas, with two in the bustling Chicago area and the third in the Village of Norridge in Cook County.
  Partnered with The Weldon Project to further federal cannabis reform. Through this partnership, 4Front has joined the non-profit's Mission [Green] Alliance, an industry-wide collaboration in support of the nationwide campaign Round Up for Cannabis Reform. The program allows customers to round up their purchase to the nearest dollar at the point of sale at all Mission dispensaries, with proceeds going toward advocacy efforts for federal legislative reform to support those incarcerated for non-violent cannabis-related offenses.

Q3 2023 Financial Overview

Systemwide Pro Forma Revenue from continuing operations was $28.0 million for Q3 2023 compared to $31.38 million for the second quarter of 2023 ("Q2 2023"). GAAP revenue attributed to continuing operations was $23.0 million in the third quarter of 2023. The revenue decrease was primarily attributable to lower pricing coupled with transitory pressures from competitors liquidating inventory before leaving the market.

Adjusted EBITDA was approximately $3.5 million, which was an increase of approximately 75% as compared to the second quarter of 2023.

As of September 30, 2023, the Company held cash of $2.8 million and has since secured $10 million in funding to build additional retail locations in Illinois. The Company has 668,243,141 subordinate voting shares outstanding as of November 20, 2023.

Conference Call

The Company will host a conference call and webcast today, Monday, November 20, 2023, at 5:00 p.m. ET to review its financial and operating results and provide an update on current business trends.

Date:	Monday, November 20, 2023

Time:	5:00 p.m. Eastern Time

Webcast:	Register

Dial-in:	1-888-664-6392 (North America Toll-Free)

The conference call will be available for replay by phone until December 4, 2023, at 1-888-390-0541, replay code: 409525#. Additionally, the webcast will be archived for approximately 90 days following the call and can be accessed via 4Front's Investor Relations website. For assistance, please contact IR@4FrontVentures.com.

About 4Front Ventures Corp.

4Front Ventures Corp. ("4Front" or the "Company") (CSE: FFNT) (OTCQX: FFNTF) is a national, vertically integrated multi-state cannabis operator that owns or manages operations and facilities in Illinois, Massachusetts, and Washington. Since its founding in 2011, 4Front has built a strong reputation for its high standards and low-cost cultivation and production methodologies earned through a track record of success in facility design, cultivation, genetics, growing processes, manufacturing, purchasing, distribution, and retail. To date, 4Front has successfully brought to market more than 20 different cannabis brands and over 1800 products, which are strategically distributed through its fully owned and operated Mission dispensaries and retail outlets in its core markets. As the Company continues to drive value for its shareholders, its team is applying its decade of expertise in the sector across the cannabis industry value chain and ecosystem. For more information, visit https://4frontventures.com/.

4FRONT VENTURES CORP.
Consolidated Balance Sheets

(Amounts expressed in thousands of U.S. dollars except for share and per share data)

	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash	$2,765	$14,271
Accounts receivable, net	4,208	5,448
Other receivables	222	93
Current portion of lease receivables	3,945	3,810
Inventory	17,162	18,888
Prepaid expenses and other assets	2,536	1,015
Assets related to discontinued operations	2,918	9,742
Total current assets	33,756	53,267
Property, plant, and equipment, net	39,286	34,414
Lease receivables	4,436	5,611
Intangible assets, net	27,351	29,240
Goodwill	41,807	41,807
Right-of-use assets	120,219	121,929
Deposits	2,419	4,996
Long term assets related to discontinued operations	—	53,468
TOTAL ASSETS	$269,274	$344,732
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Current liabilities:
Accounts payable	$12,305	$11,101
Accrued expenses and other current liabilities	8,958	9,101
Taxes payable	38,539	36,577
Derivative liability	16,096	—
Current portion of lease liability	1,990	2,767
Current portion of notes payable and accrued interest	8,248	9,059
Current liabilities related to discontinued operations	11,807	8,845
Total current liabilities	97,943	77,450
Convertible notes	15,677	14,843
Notes payable and accrued interest from related party	46,827	49,807
Long term notes payable	10,908	10,456
Long term accounts payable	977	962
Construction finance liability	16,000	16,000
Deferred tax liability	7,293	6,097
Lease liability	124,241	120,672
Long term liabilities related to discontinued operations	—	20,094
TOTAL LIABILITIES	319,866	316,381
SHAREHOLDERS' EQUITY (DEFICIT)
Subordinate Voting Shares (no par value, unlimited shares authorized, 659,159,977 and 643,416,275 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively)	306,561	304,602
Additional paid-in capital	63,461	59,411
Deficit	(420,722)	(335,755)
Equity attributable to 4Front Ventures Corp.	(50,700)	28,258
Non-controlling interest	108	93
TOTAL SHAREHOLDERS' EQUITY (DEFICIT)	(50,592)	28,351
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)	$269,274	$344,732

4FRONT VENTURES CORP.
Consolidated Statements of Operations

Amounts expressed in thousands of U.S. dollars except for share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
REVENUE
Revenue from sale of goods	$20,110	$25,035	$67,709	$70,847
Real estate income	2,892	3,065	8,747	8,981
Total revenues	23,002	28,100	76,456	79,828
Cost of goods sold	(13,722)	(11,039)	(38,884)	(35,680)
Gross profit	9,280	17,061	37,572	44,148
OPERATING EXPENSES
Selling, general and administrative expenses	18,729	12,938	44,511	35,371
Depreciation and amortization	817	859	2,406	2,474
Share-based compensation	3,678	863	4,912	2,291
Transaction and restructuring related expenses	195	60	212	734
Total operating expenses	23,419	14,720	52,041	40,870
Income (loss) from continuing operations	(14,139)	2,341	(14,469)	3,278
Other income (expense)
Interest income	(21)	6	—	8
Interest expense	(3,322)	(3,642)	(9,561)	(9,066)
Change in fair value of derivative liability	(11,931)	420	(11,931)	3,494
Loss on disposal	(160)	—	(160)	—
Gain on contingent consideration payable	—	—	—	2,393
Loss on litigation settlement	—	(250)	(3)	(250)
Other	(1,054)	456	(2,621)	352
Total other expense, net	(16,488)	(3,010)	(24,276)	(3,069)
Net income (loss) from continuing operations before income taxes	(30,627)	(669)	(38,745)	209
Income tax benefit (expense)	4,199	(3,321)	(818)	(9,801)
Net loss from continuing operations	(26,428)	(3,990)	(39,563)	(9,592)
Net loss from discontinued operations, net of taxes	(35,668)	(4,611)	(45,389)	(11,449)
Net loss	(62,096)	(8,601)	(84,952)	(21,041)
Net income attributable to non-controlling interest	5	5	15	15
Net loss attributable to shareholders	$(62,101)	$(8,606)	$(84,967)	$(21,056)
Basic and diluted loss per share - continuing operations	$(0.04)	$(0.01)	$(0.06)	$(0.02)
Basic and diluted loss per share - discontinued operations	$(0.05)	$(0.01)	$(0.07)	$(0.02)
Weighted average number of shares outstanding, basic and diluted	653,080,343	639,624,851	647,329,688	632,048,250

Note Regarding Non-GAAP Measures, Reconciliation, and Discussion

In this press release, 4Front refers to certain non-GAAP financial measures such as Systemwide Pro Forma Revenue and Adjusted EBITDA. These measures do not have any standardized meaning prescribed by GAAP and may not be comparable to similar measures presented by other issuers. 4Front defines Systemwide Pro Forma Revenue as total revenue plus revenue from entities with which the Company has a consulting contract or effectively similar relationship (net of any consulting fee or effectively similar revenue) but does not consolidate the financial results of per U.S. GAAP ASC 810. 4Front considers this measure to be an appropriate indicator of the growth and scope of the business.

Adjusted EBITDA is defined by the Company as earnings before interest, taxes, depreciation and amortization less share-based compensation expense and one-time charges related to acquisition, financing-related costs, and other non-recurring expenses. 4Front considers these measures to be an important indicator of the financial strength and performance of our business.
Systemwide Pro Forma Revenue from Continuing Operations Reconciliation for the Third Quarter Ended September 30, 2023

($ in 000's)

Revenue from Continuing Ops (GAAP)	$23,002
Less: Managed Asset Income	$2,848
Plus: Systemwide Revenue Adjustment	$7,842
Systemwide Pro Forma Revenue from Continuing Ops (non-GAAP)	$27,966

Forward-Looking Statements

Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed here and elsewhere in 4Front's' periodic filings with securities regulators. When used in this news release, words such as "will, could, plan, estimate, expect, intend, may, potential, believe, should," and similar expressions, are forward-looking statements.

Forward-looking statements may include, without limitation, statements related to future developments and the business and operations of 4Front, statements regarding when or if transactions will close or if and when required conditions to closing are attained, the completion of construction projects, the Company's ability to increase revenue and market share and become cash-flow positive, the impact of transactions on the business of 4Front, and other statements regarding future developments of the business. Although 4Front has attempted to identify important factors that could cause actual results, performance, or achievements to differ materially from those contained in the forward-looking statements, there may be other factors that could cause results, performance, or achievements not to be as anticipated, estimated, or intended, including but not limited to closing conditions, regulatory and permitting approvals, performance of third-party vendors, changes in laws or enforcement of existing laws, limited operating history, reliance on management, requirements for additional financing, competition, limits on market growth and state adoption due to inconsistent public opinion and perception of the medical-use and adult-use marijuana industry, and political change.

There can be no assurance that such information will prove to be accurate or that management's expectations or estimates of future developments, circumstances, or results will materialize. As a result of these risks and uncertainties, the results or events predicted in these forward-looking statements may differ materially from actual results or events.

Accordingly, readers should not place undue reliance on forward-looking statements. The forward-looking statements in this news release are made as of the date of this release. 4Front disclaims any intention or obligation to update or revise such information, except as required by applicable law.

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SOURCE 4Front Ventures Corp.

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%CIK: 0001627883

For further information: 4Front Investor Contacts, Andrew Thut, Chief Investment Officer, IR@4frontventures.com, 602 633 3067; Courtney Van Alstyne, MATTIO Communications, courtney@mattio.com; 4Front Media Contacts, MATTIO Communications, 4front@mattio.com

CO: 4Front Ventures Corp.

CNW 16:30e 20-NOV-23